FOR IMMEDIATE RELEASE

Contact:	Clement B. Knapp, Jr.
President
(219)836-5870

April 26, 2007

AMB FINANCIAL ANNOUNCES INCREASE IN QUARTERLY DIVIDEND AND FIRST QUARTER FINANCIAL RESULTS

Munster, Indiana - AMB Financial Corp. (OTCBB: AMFC) (the “Company”) the parent holding company for American Savings, FSB (the “Bank”) announced today that it will increase its regular cash dividend by $.01 to $.09 per share for the quarter ended March 31, 2007. The dividend will be payable on May 25, 2007 to the shareholders of record on May 11, 2007. The dividend increase reflects the board and managements confidence in the long-term outlook of the Company.

The Company also announced first quarter financial results as follows:

Total assets of the Company decreased by $2.1 million to $180.2 million at March 31, 2007 from $182.3 million reported at December 31, 2006. The decrease in assets during the three month period resulted from a slowdown in loan origination activity as the balance of net loans receivable declined to $146.7 million at March 31, 2007 from $150.7 million at December 2006. Loan originations decreased to $7.1 million for the three months ended March 31, 2007 from $11.8 million during the prior year’s quarter while loan purchases also declined to $1.4 million in the current quarter compared to $5.6 million in the year ago period. Included in the current year loan purchases was a $1.2 million adjustable rate construction loan located in the Chicagoland area. During the current quarter, the Company repaid its $5.0 million trust preferred issue and replaced it with a new $3.0 million offering at a reduced interest rate and a $2.0 million borrowing that is scheduled to mature annually.

As of March 31, 2007, stockholders’ equity in the Company totaled $14.5 million. During the current quarter, the Company repurchased 5,696 shares of common stock at an average price of $15.60 per share. The number of common shares outstanding at March 31, 2007 was 1,040,654 and the book value per common share outstanding was $13.95. The Bank’s tangible, core and risk-based capital percentages of 8.70%, 8.70% and 15.28%, respectively, at March 31, 2007 exceeded all regulatory requirements by a significant margin.

Non-performing assets increased during the past three months, totaling $4.47 million or 2.48% of total assets at March 31, 2007 compared to $3.76 million or 2.06% of total assets at December 31, 2006. The increase in the most recent three month period relates to a $507,000 delinquent land development loan located in Greenwood, Indiana. Also included in non-performing assets at March 31, 2007, was a 12 unit condominium construction loan totaling $1.1 million which continues to be in the process of renegotiation by the borrowers as well as a commercial office building located in the local market area totaling $341,000, in the process of foreclosure. In addition, the Company has title to two residential real estate owned properties totaling $240,000 and one commercial real estate owned property totaling $400,000, all located in the local market area, which are currently valued at the lower of cost or management’s estimate of net realizable value.

Net income for the first quarter ended March 31, 2007 totaled $16,000, or $.02 per diluted share, compared to $250,000, or $.24 per diluted share reported for the quarter ended March 31, 2006. The decline in income is attributable to a decrease in net interest income of $245,000 as well as a pre-tax loss of $95,000 ($57,000 net of tax or $.05 per diluted share) on the disposition and write-down of other real estate owned properties. Return on average equity and return on average assets were .44% and .04%, respectively, in the current quarter compared to 7.00% and .59% in last year’s comparable period.

Like many thrifts, the Company experienced margin compression in the latest quarter. The Company’s net interest margin was 2.24% for the first quarter of 2007 compared to 3.00% for the first quarter of 2006. Net interest income totaled $903,000 in the current quarter compared to $978,000 for the fourth quarter of 2006 and $1.148 million for the first quarter of 2006. The decrease in both net interest margin and net interest income reflected the impact of higher funding costs, an inverted yield curve, and competitive pricing pressures for loans and deposits in the Company’s markets. The average cost of the Company’s deposits increased to 3.57% for the first quarter of 2007 from 2.87% for the first quarter of 2006.

Higher interest rates also resulted in increased asset yields, but these advances were minimal compared to the increased cost of interest-bearing liabilities. Asset yields increased to 6.35% in the current quarter compared to 6.30% in the prior year’s first quarter. The yield on loans receivable increased by 3 basis to 6.47% for the first quarter of 2007 compared to 6.44% for the same period a year ago, however, the yield declined from 6.55% for the fourth quarter of 2006. The reduced yield between the fourth quarter of 2006 and the first quarter of 2007 is directly attributable to an increase in the reserve for uncollected interest on non-performing loans, which reduced income during the current quarter by $89,000.

Average interest-earning assets increased by $8.2 million, or 5.4% to $161.1 million during the three months ended March 31, 2007 compared to the prior year quarter. This growth was reflected in an increase of $6.0 million in the average balance of loans receivable and to a lesser extent, by an increase of $2.7 million in interest bearing accounts. The average balance of interest-bearing liabilities also rose by $8.7 million with an increase in the average balance of borrowed money of $13.0 million offset by a decline in the average balance of deposit accounts of $4.3 million.

Non-interest income decreased to $221,000 in the current quarter, compared to $384,000 reported in last year’s first quarter. The decrease in non-interest income for the first quarter of 2007 was primarily the result of a $95,000 loss on the sale and write-down of other real estate owned properties. Due to the carrying costs associated with these properties, the Bank accepted a lower negotiated price as opposed to their original expected sales price. In addition, the Company recorded no income from real estate operations during the three months ended March 31, 2007 compared with $51,000 in income reported in the prior comparable period. The Company also recorded lower fee income of $15,000 from the NOW account overdraft protection program, due to lower volumes of overdraft activity, and reduced service fee income of $50,000 relating to the accounts receivable programs due to decreased volumes from those accounts serviced by the Bank as well as those serviced by others. Offsetting these declines to non-interest income was a $22,000 increase in income from trading account securities as the market price of the Company’s portfolio of small thrift and community banks increased in response to the upward bias in small cap stock prices during the quarter. The Company also reported a smaller loss of $9,000 in the current quarter compared to a loss of $18,000 in the prior year’s quarter, related to an investment in a low-income housing joint venture.

Non-interest expense totaled $1.1 million in the current quarter compared to $1.2 million reported for the quarter ended March 31, 2006. The decrease resulted primarily from the reduction in staffing costs of $32,000 due to a reduction in the bonus accrual, decreased advertising costs of $14,000 as the Company did not undertake as many promotions during the current quarter as opposed to the year ago period and a decline of $15,000 in professional fees. The decrease in professional fees relates, in part, to an extensive loan file review which occurred during the first quarter of 2006.

The Company recorded a provision for loan losses of $26,000 during the quarter as compared to $27,000 during the prior year’s quarter. The slightly lower provision during the current quarter, in light of the $1.5 million increase in non-performing loans during the quarter, was achieved by a $249,000 recovery from a settlement regarding medical lease loans which had been charged off in 2002. In addition, during the current quarter, the Bank also recorded $20,000 of net loan charge-offs, including $7,000 in one-to-four family residential loans and the balance in consumer loans. The Bank’s general allowance for loan losses was $941,000 at March 31, 2007, which was equal to 24.6% of non-performing loans and .64% of net loans receivable.

The Company recorded an income tax benefit of $14,000 for the quarter ended March 31, 2007 compared to a tax expense of $88,000 in the year ago quarter. The current quarter tax benefit includes a $7,000 refund as result of amending the prior years’ income tax return as well as a $7,000 benefit generated by favorable permanent tax adjustments. The prior year’s tax expense was positively impacted by the recognition of approximately $35,000 in low-income housing tax credits. No low-income housing tax credit was recorded in the current quarter due to no book taxable income to offset, however, if in future quarters, sufficient book taxable income is evident, the tax credits will be utilized which will have the effect of lowering the effective tax rate.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the company, and (viii) the success of the Company’s workout programs for troubled assets and (ix) competition.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full services offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of selected financial information are included with this release.)

AMB Financial Corp.
Selected Financial Condition Data
(In Thousands)

	Mar. 31	Dec. 31
	2007	2006
	(Unaudited)

Total assets	180,208	182,282
Loans receivable, net	146,678	150,701
Mortgage-backed securities	1,146	1,252
Investment securities and interest bearing deposits	13,463	10,772
Deposits	124,688	124,858
Borrowed money	34,318	34,318
Guaranteed preferred beneficial interest
in the Company's subordinated debentures	3,000	5,000
Stockholders' equity	14,516	14,661

Selected Operations Data
(In Thousands)
(Unaudited)

	Three Months Ended March 31,

	2007	2006

Total interest income	$2,558	2,407
Total interest expense	1,655	1,259
Net interest income	903	1,148
Provision for loan losses	26	27
Net interest income after provision for
loan losses	877	1,121
Non-interest income:
Fees and service charges	235	284
Rental Income	35	35
Gain (loss) on trading securities	17	(5)
Loss from investment in joint venture	(9)	(18)
Income from real estate held for development	-	51
Loss on sale of real estate owned	(95)	-
Increase in cash surrrender value of life insurance	31	30
Other operating income	7	7
Total non-interest income:	221	384
Non-interest expense:
Staffing cost	565	597
Advertising	27	41
Occupancy and equipment costs	108	107
Data processing	125	134
Professional fees	84	99
Federal deposit insurance premiums	4	4
Other	183	185
Total non-interest expense	1,096	1,167
Income before income taxes	2	338
Income tax (benefit) expense	(14)	88
Net income	$16	250

Earnings per share
Basic	$0.02	$0.25
Diluted	$0.02	$0.24

AMB Financial Corp.
Selected Financial Ratios and Other Data
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Performance Ratios (annualized):
Return on average assets	0.04%	0.59%
Return on average equity	0.44	7.00
Average yield on interest-earning assets	6.35	6.30
Average cost of interest-bearing liabilities	4.11	3.30
Interest rate spread	2.24	2.99
Net interest margin	2.24	3.00
Efficiency ratio	97.53	76.22
Non-interest expense to average total assets	2.42	2.74
Average interest earning assets to average
interest-bearing liabilities	1.00x	1.01x

Weighted average common shares outstanding:
Basic	1,044,752	990,507
Diluted	1,048,146	1,041,153

	At	At	At
	Mar. 31	Dec. 31	Mar. 31
	2007	2006	2006

Quality Ratios:
Non-performing assets to total assets	2.48%	2.06%	1.41%
Allowance for loan losses to non-performing loans	24.58	25.65	38.86
Allowance for loan losses to loans receivable, net	0.64	0.45	0.50

Capital Ratios:
Stockholders' equity to total assets	8.05	8.04	8.16
Tangible capital ratio (Bank only)	8.70	8.74	9.11
Core captial ratio (Bank only)	8.70	8.74	9.11
Risk-based capital ratio (Bank only)	15.28	14.93	15.31
Average equity to average assets	8.04	8.28	8.36

Other Data:
Number of full service offices	3	3	3